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                                                                    Exhibit 23.1


      Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darwin Professional Underwriters, Inc.:

The audits referred to in our report dated March 10, 2006, included the related consolidated financial statement schedules as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, and the period March 3, 2003 (date of inception) to December 31, 2003, included in the registration statement. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Consolidated Financial Data," "Selected Historical Consolidated Financial Data," and "Experts" in the prospectus.


/s/ KPMG LLP
------------------------

Hartford, Connecticut
March 10, 2006